Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2010 Results

~Third Quarter 2010 Operating Income of $22.7 Million versus Prior Year Operating Income of $19.6 Million~

~Gross Margin Improves 60 Basis Points to 38.2% of Net Sales~

YORK, Pa.--(BUSINESS WIRE)--November 18, 2010--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2010 and the year-to-date period ended October 30, 2010.

Third Quarter Highlights:

  Comparable store sales decreased 0.3%.
  The gross margin rate was 38.2% of net sales, an increase of 60 basis points, compared with the prior year period, to yield a net increase in gross margin dollars of $2.7 million.
  Operating income totaled $22.7 million, compared with $19.6 million in the third quarter of fiscal 2009.
  EBITDA was $48.7 million, compared with $48.8 million in the same period of fiscal 2009. EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $6.3 million, or $0.36 per diluted share, compared with a net loss of $4.2 million, or $0.24 per diluted share, for the third quarter of fiscal 2009.

Year-To-Date Highlights:

  Comparable store sales increased 0.9%.
  The gross margin rate improved approximately 130 basis points to 37.9%, compared with 36.5% in the prior year period.
  Operating income was $22.0 million, compared with an operating loss of $14.7 million in the prior year period.
  EBITDA increased $29.1 million to $102.9 million, compared with $73.8 million in the prior year period (see Note 1).
  Net loss totaled $63.5 million, or $3.60 per diluted share, compared with a net loss of $84.4 million, or $4.96 per diluted share, in the prior year period.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We are reiterating our fiscal 2010 guidance as we were able to deliver quality sales in the third quarter by offering strong assortments and carefully managing our inventory levels, resulting in a 60 basis-point increase in our gross margin rate in the quarter and a 9% reduction in clearance inventory at period end. We believe we are well-positioned for the holiday season and expect to benefit in the fourth quarter from the arrival of more seasonable weather. We are confident we have the right merchandise assortment and a strong marketing program that will effectively convey our quality and value message.”

Sales

For the third quarter of fiscal 2010, comparable store sales decreased 0.3%. Total sales for the thirteen weeks ended October 30, 2010 decreased 0.5% to $700.5 million, compared with $703.9 million for the prior year period. Year-to-date comparable store sales increased 0.9%. Year-to-date total sales increased 0.7% to $1,970.5 million, compared with $1,957.7 million for the same period last year.

Other Income

Other income in the third quarter of fiscal 2010 decreased $2.2 million to $16.4 million, compared with $18.7 million in the third quarter of fiscal 2009. Year-to-date other income decreased to $44.3 million, compared with $53.1 million in the prior year period. The reduction in other income for the third quarter and year-to-date period primarily reflects lower leased department income, the result of the conversion in late 2009 of Fine Jewelry to an owned department.

Gross Margin

In the third quarter of fiscal 2010, gross margin dollars increased $2.7 million compared with the third quarter of fiscal 2009 as a result of an increased margin rate. The gross margin rate for the third quarter of fiscal 2010 increased 60 basis points to 38.2% of net sales, compared with 37.6% in the third quarter of fiscal 2009, primarily reflecting reduced net markdowns due to the Company’s inventory management efforts. Year-to-date gross margin dollars increased $30.9 million compared with the prior year period as a result of increased sales volume and an increased margin rate. The year-to-date gross margin rate improved approximately 130 basis points to 37.9% compared with 36.5% in the prior year period, primarily reflecting increased net markup and a decreased net markdown rate.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses increased $0.6 million to $235.4 million in the third quarter of fiscal 2010, compared with $234.8 million in the third quarter of fiscal 2009, primarily due to increased expenses to support advertising and invest in eCommerce, partially offset by cost control efforts. The SG&A expense rate for the third quarter of fiscal 2010 was 33.6%, compared with 33.4% in the prior year period. SG&A expenses year-to-date decreased $7.1 million compared with the prior year period, the result of cost control efforts, partially offset by current year incentive compensation accruals. The year-to-date SG&A expense rate decreased 60 basis points to 34.9% compared with 35.5% in the prior year period, reflecting both decreased expense dollars and higher sales volume in the current year.

EBITDA

EBITDA decreased $0.1 million in the third quarter of fiscal 2010 to $48.7 million, compared with $48.8 million in the third quarter of fiscal 2009. EBITDA year-to-date increased $29.1 million to $102.9 million, compared with $73.8 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $3.3 million to $25.9 million in the third quarter of fiscal 2010, compared with $29.2 million in the third quarter of fiscal 2009. Depreciation and amortization expense year-to-date, including amortization of lease-related interests, decreased $7.5 million to $81.0 million, compared with $88.5 million in the prior year period.

Interest Expense, Net

In the third quarter of fiscal 2010, interest expense, net, increased $5.1 million to $28.3 million, compared with $23.2 million in the third quarter of fiscal 2009. Interest expense, net, year-to-date increased $15.7 million to $85.0 million, compared with $69.3 million in the prior year period. The increase reflects higher borrowing rates as a result of the Company’s amended and new credit facilities, partially offset by lower net borrowings.

Income Tax Provision

An income tax provision of $0.7 million was recorded in the third quarter of fiscal 2010, compared with a $0.5 million income tax provision in the prior year period. The year-to-date income tax provision was $0.5 million, compared with an income tax provision of $0.4 million in the prior year period.

Net Loss

Net loss totaled $6.3 million, or $0.36 per diluted share, for the third quarter of fiscal 2010, compared with a net loss of $4.2 million, or $0.24 per diluted share, for the third quarter of fiscal 2009. The year-to-date net loss was $63.5 million, or $3.60 per diluted share, compared with a net loss of $84.4 million, or $4.96 per diluted share, in 2009.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s November 4, 2010 press release, our excess borrowing capacity under our revolving credit facility was approximately $462 million at the end of the third quarter of fiscal 2010, well above the required minimum availability.”

Mr. Plowman added, “We are reiterating our full year 2010 guidance for EBITDA of a range of $235 million to $245 million and for income per diluted share of a range of $0.80 to $1.35. Our estimate for cash flow (see Note 2) remains in a range of $80 million to $90 million, which, we believe, will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales in a range of 1.0% to 1.5% increase;
  Gross margin rate of 37.7%;
  Reduction of $15 million to $20 million in SG&A expense;
  Effective tax rate of 0%;
  Capital expenditures not to exceed $50 million, net of external contributions; and
  Estimated 18.5 million to 19.0 million average shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss its third quarter of fiscal 2010 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 293-6960 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 2, 2010. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 8854368. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, December 2, 2010.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 277 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the CARD Act and Health Care Reform Act; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, including amortization of lease-related interests, plus a previously disclosed tax refund minus capital expenditures.

- tables follow -

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	October 30,	January 30,
(Unaudited)	2010	2010
Assets
Current assets:
Cash and cash equivalents	$18,366	$18,922
Merchandise inventories	920,600	659,399
Prepaid expenses and other current assets	74,082	87,690
Total current assets	1,013,048	766,011
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $663,077 and $594,020 at October 30, 2010 and January 30, 2010, respectively	717,943	756,618
Deferred income taxes	12,673	13,303
Intangible assets, net of accumulated amortization of $44,741 and $38,477 at
October 30, 2010 and January 30, 2010, respectively	132,251	138,794
Other long-term assets	38,371	47,281
Total assets	$1,914,286	$1,722,007
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$348,533	$163,671
Accrued payroll and benefits	43,542	48,297
Accrued expenses	152,184	160,737
Current maturities of long-term debt	7,857	7,509
Current maturities of obligations under capital leases	5,725	5,044
Deferred income taxes	15,371	14,820
Income taxes payable	193	-
Total current liabilities	573,405	400,078
Long-term debt, less current maturities	1,033,662	951,315
Obligations under capital leases, less current maturities	62,504	65,405
Other long-term liabilities	159,159	163,453
Total liabilities	1,828,730	1,580,251
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 16,449,569 and 15,942,348 at October 30, 2010 and January 30, 2010, respectively	164	159
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at October 30, 2010 and January 30, 2010	30	30
Treasury stock, at cost - 337,800 shares at October 30, 2010 and January 30, 2010	(1,387)	(1,387)
Additional paid-in-capital	151,132	149,649
Accumulated other comprehensive loss	(47,054)	(52,912)
(Accumulated deficit) retained earnings	(17,329)	46,217
Total shareholders' equity	85,556	141,756
Total liabilities and shareholders' equity	$1,914,286	$1,722,007

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	October 30,	October 31,	October 30,	October 31,
(Unaudited)	2010	2009	2010	2009

Net sales	$700,514	$703,946	$1,970,483	$1,957,705
Other income	16,423	18,667	44,285	53,135
	716,937	722,613	2,014,768	2,010,840

Costs and expenses:
Costs of merchandise sold	432,852	439,029	1,224,343	1,242,492
Selling, general and administrative	235,422	234,798	687,498	694,548
Depreciation and amortization	24,798	28,016	77,538	84,810
Amortization of lease-related interests	1,131	1,216	3,424	3,660
Income (loss) from operations	22,734	19,554	21,965	(14,670)
Interest expense, net	28,347	23,201	85,037	69,321

Loss before income taxes	(5,613)	(3,647)	(63,072)	(83,991)
Income tax provision	661	506	474	365

Net loss	$(6,274)	$(4,153)	$(63,546)	$(84,356)

Basic loss per share	$(0.36)	$(0.24)	$(3.60)	$(4.96)

Diluted loss per share	$(0.36)	$(0.24)	$(3.60)	$(4.96)

Other financial data:
EBITDA (1)	$48,663	$48,786	$102,927	$73,800

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the period indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 30,	October 31,	October 30,	October 31,
(Unaudited)	2010	2009	2010	2009

Net loss	$(6,274)	$(4,153)	$(63,546)	$(84,356)
Adjustments:
Income tax provision	661	506	474	365
Interest expense, net	28,347	23,201	85,037	69,321
Depreciation and amortization	24,798	28,016	77,538	84,810
Amortization of lease-related interests	1,131	1,216	3,424	3,660

EBITDA	$48,663	$48,786	$102,927	$73,800

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com